UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a - 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14-a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a.-12

The Vermont Teddy Bear Co., Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.: ______ Schedule 14A, File No.: ______

(3) Filing Party:

(4) Date Filed:

THE VERMONT TEDDY BEAR CO., INC.

6655 Shelburne Road

P.O. Box 965

Shelburne, Vermont 05482

_____________________________________________

SUPPLEMENT TO PROXY STATEMENT

DATED SEPTEMBER 2, 2005

September 20, 2005

_____________________________________________

Dear Shareholders:

On September 7, 2005, we mailed you a Notice of Special Meeting of Shareholders to be held September 28, 2005 and accompanying proxy statement on Schedule 14-A dated September 2, 2005. This supplement is being mailed to the shareholders of The Vermont Teddy Bear Co., Inc. ("VTBC") who are eligible to vote at the special meeting of shareholders being held for the purposes set forth in the notice of special meeting of shareholders and accompanying proxy statement. All holders of record of VTBC's common stock at the close of business on August 24, 2005 are entitled to vote at the special meeting and any adjournments or postponements thereof, including holders of VTBC's Series C preferred share and Series D preferred shares voting on an as converted basis. VTBC intends to mail this supplement on or about September 20, 2005 to all shareholders entitled to vote at the special meeting.

This supplement to the proxy statement sets forth additional information related to the merger contemplated by the proxy statement. The information contained in these additional materials supplements the information contained in the proxy statement.

Purposes of the Special Meeting

As discussed in more detail in VTBC's proxy statement, the special meeting has been called for shareholders to consider and vote upon the following matters:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 16, 2005 (the "Merger Agreement"), by and among VTBC, Hibernation Holding Company, Inc., a Delaware corporation ("Buyer") and Hibernation Company, Inc., a Delaware corporation ("Merger Sub"), pursuant to which, among other things, Merger Sub will be merged with and into VTBC (the "Merger"), with VTBC as the surviving corporation and: (1) each share of VTBC's common stock outstanding at the time of the merger (other than shares held by certain shareholders) will be converted into the right to receive $6.50 in cash; (2) each share of VTBC's Series C preferred stock outstanding at the time of the merger will be converted into the right to receive $6.50 for each share of VTBC's common stock into which such share of Series C preferred stock is eligible to be converted according to its terms, plus the amount of any accrued but unpaid dividends; and (3) each share of VTBC's Series D preferred stock outstanding at the time of the merger will be converted into the right to receive $6.50 for each share of VTBC's common stock into which such share of Series D preferred stock is eligible to be converted according to its terms, plus the amount of any accrued but unpaid dividends, as described in the proxy statement.

2. To consider and vote on any motion submitted to a vote of the shareholders to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies.

3. To consider and vote upon any other matters that properly come before the special meeting or any adjournments or postponements of the special meeting.

You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the special meeting. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy.

SPECIAL FACTORS

Background to the Merger

On February 22, 2005, the Special Committee, based upon information provided by and the recommendation of Covington, decided to narrow the field of potential investors to include the two highest and most qualified bidders and Mustang. The two highest and most qualified bidders were included because the Special Committee and financial advisors believed these bids represented the best opportunity to maximize value for shareholders. Additionally, based on Covington's judgment of their ability to complete their financing and the effort these bidders had made in analyzing VTBC and making their bids, Covington believed that they were the bidders most likely to consummate a transaction. Mustang was included, although it had not yet submitted a sufficiently firm bid to be considered a qualified bidder, because Mustang had indicated an anticipated share price range of $6.00 to $6.60, which was, at its high end, higher than any of the bids submitted as of that date. In order to maximize the potential value to VTBC's shareholders, Covington recommended, and the Special Committee endorsed, a continuing process that would include the two highest and most qualified bidders and Mustang, in anticipation that Mustang would be able to submit a qualified bid at the high end of its range.

At every phase of the bidding, including before the field was narrowed to three bidders and after the field was narrowed to three bidders, Covington encouraged all of the bidders to increase their bids and required the bidders to submit their highest and best offers.

Covington continued to hold discussions with the two bidders and Mustang. Once the field consisted of three bidders, the bidder at $6.30 agreed to assume the litigation risk related to the New York lease dispute, which in essence increased its bid substantially, and it confirmed its bid of $6.30 per share. Mustang also amended its bid to include assumption of the litigation risk related to the New York lease dispute, which in essence increased its bid, and Mustang confirmed its bid of $6.50. The other bidder at $6.50 per share declined to assume the risk of litigation, and declined to confirm its bid at $6.50, and informed Covington that it was not prepared to proceed with a transaction at that time. As a result, two qualified bidders remained, one offering $6.30 per share and Mustang offering $6.50 per share, with both bidders offering to assume the risk of litigation arising out of the New York lease dispute.

The Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Analysis

As indicated in the proxy statement, VTBC's forecasts and projections for the years ending June 30, 2005 through 2010 were made available to Houlihan Lokey in March 2005. Since that date, VTBC has not revised its projections.On or before September 22, 2005, VTBC will release its earnings for the fiscal year ended June 30, 2005. Shareholders are encouraged to review that earnings release in connection with their evaluation of the merger.

Trading Value Method. Houlihan Lokey reviewed the trading volume and trading price history of VTBC for the last ten years and the float for the most recent year. Although VTBC had lower trading volume than that of the comparable companies analyzed, Houlihan Lokey concluded VTBC had sufficient trading volume to rely on the stock price as one of many factors considered in Houlihan Lokey's independent assessment of VTBC.

Houlihan Lokey observed that although VTBC's stock price had fluctuated, throughout the past year the stock traded within a reasonable price range. Houlihan Lokey considered a range of trading prices and relied upon the trading approach as one of many factors (and not the only factor) in its fairness conclusion.

Market Multiples Method. In valuing a company utilizing the market multiple methodology, Houlihan Lokey believes that it is not appropriate to arbitrarily apply the mean and median revenue and earnings multiples of the comparable companies to the subject company's representative revenue and earnings levels. Houlihan Lokey's comparative analysis of VTBC relative to comparable publicly traded companies, which includes various quantitative and qualitative factors such as size, growth and profitability, suggests that VTBC should be valued at a discount to its peers. In assessing the reasonableness of this conclusion, Houlihan Lokey reviewed the historical trading Enterprise Value (EV)/EBITDA multiples of VTBC in comparison to comparable publicly-traded companies for a 4 year period, and VTBC's trading multiples were consistently at a discount to the average EV/EBITDA multiple throughout the period under review Accordingly, it applied latest twelve months ("LTM") EV / revenue multiples ranging from 0.6x to 0.7x and LTM EV/EBITDA multiples ranging from 7.0x to 8.0x. It referred to these multiples as "appropriate risk-adjusted multiples." The EV/Revenue multiples for the publicly-traded companies ranged from 0.6x to 1.9x, and, the EV/EBITDA multiples ranged from 9.7x to 12.8x.

Discounted Cash Flow Method. In Houlihan Lokey's discounted cash flow approach, the present value of VTBC's net debt free cash flows and the present value of the terminal value of VTBC were determined using a risk-adjusted rate of return, or "discount rate," based on the technical, market and financial risks of VTBC.

Technical, market and financial risks include but are not limited to: the relative volatility in earnings of the subject company to the overall market, the expected equity risk premium determined as the large company stock total returns minus the government bond income returns, and the expected risk premia for equity size based on historical arithmetic mean returns.

The discounted cash flow analysis relies on a terminal value, which captures the value of VTBC after the end of the projection period. Houlihan Lokey utilized a terminal multiple of 5.0x for VTBC based on a review of the comparable companies' next fiscal year EV to EBITDA ratio and next fiscal year plus one EV to EBITDA multiples.

Given the projected forward multiples for the comparable companies and VTBC-company specific attributes which Houlihan Lokey concluded suggest that VTBC should be valued at a discount to these multiples, Houlihan Lokey utilized a terminal EV to EBITDA multiple of 5.0x for VTBC, which is equivalent to a 6.0 percent growth of free cash flow into perpetuity.

Although the discounted cash flow methodology generated indications of enterprise value from operations in the range of $49.7 million to $58.2 million, Houlihan Lokey's conclusion as to enterprise value was $41.3 million to $48.0 million after giving consideration to all three valuation approaches and not one in particular.

Houlihan Lokey applied less weight to the discounted cash flow methodology as VTBC's projected EBITDA growth rate exceeded its historical growth rate. Further, VTBC's actual results were less than its forecasted result for the second and third quarters of fiscal year 2005. Finally, VTBC's projections included the introduction of an unproven new product line which entails risk. These factors led Houlihan Lokey to place lesser weight on the valuation indication produced by the discounted cash flow methodology.

In performing its discounted cash flow analysis, public company expenses ranging from $0.265 million to $0.325 million a year were excluded from VTBC's financial projections for fiscal years 2005 through 2010. Houlihan Lokey notes that in its market multiples method VTBC's historical financial results were adjusted to exclude public company expenses.

Other Considerations. With respect to its determinations not to rely upon a comparable transaction analysis, Houlihan Lokey did not find an adequate number of comparable recent transactions in which there was publicly available information on EV/EBITDA multiples The most recent transaction with available information occurred in October 2003. Difficulties arise in applying the comparable transaction methodology when there is a significant time gap between the valuation date and the precedent transaction as market conditions and valuation multiples vary through time.

Relying on this approach was further complicated as there was a lack of publicly available information on the operational performance and future growth prospects of the acquired companies on the transactions that did occur. Given these complicating factors, Houlihan Lokey considered, but ultimately did not rely on the comparable transaction methodology to value VTBC.

With respect to Houlihan Lokey's review of the termination fee arrangement, Houlihan Lokey notes that the aggregate value of the transaction for all equity of VTBC (that for which cash is to be exchanged and that which is being contributed to the Buyer), plus assumed debt represents a transaction value of $55.5 million. The termination fee of $1.6 million is thus 2.9 percent of $55.5 million.

LEGAL PROCEEDINGS

On June 14, 2005, VTBC was served with a summons and complaint in each of two separate legal actions commenced in the Supreme Court of the State of New York, County of Nassau: an action brought by Keith Griffin of Long Island, New York, filed June 3, 2005; and an action brought by Robert Totero of Sun City Center, Florida, filed June 8, 2005. By order entered on September 7, 2005, the actions were consolidated. The court ordered that an amended and consolidated class action complaint be filed and served as soon as practicable after consolidation. Plaintiffs filed an amended and consolidated class action complaint (the "Amended Complaint") on September 19, 2005. The Amended Complaint alleges that the named plaintiffs are shareholders of VTBC, who are suing on behalf of themselves and all other similarly situated parties. The action is pending in the Commercial Division of the Supreme Court of the State of New York, County of Nassau.

The action apparently seeks to challenge the proposed merger transaction reported by VTBC in its Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on May 17, 2005 and as described in VTBC's definitive Proxy Statement on Form 14A filed with the SEC on September 2, 2005. The Amended Complaint names as defendants VTBC and each individual member of VTBC's board of directors, as well as the Buyer and affiliated entities. The Amended Complaint alleges that the defendants breached their fiduciary duties to shareholders by, among other things, (1) failing to maximize shareholder value with respect to the proposed merger transaction and (2) failing to disclose material information regarding the proposed merger.

The Amended Complaint seeks certification as a class action, with the named plaintiffs to be certified as class representatives, and also seeks declaratory and injunctive relief, enjoining the proposed merger transaction, as well as unspecified compensatory damages, attorneys' fees, costs of the litigation, and other unspecified relief. VTBC denies the substantive allegations of the complaints, including the Amended Complaint and, if necessary, intends to defend the consolidated action vigorously.

VTBC has not responded to the Amended Complaint, and its time to do so has not expired yet. The plaintiffs served discovery requests on or about September 9, 2005. A pretrial conference with the court is scheduled for October 24, 2005.

The plaintiffs and the defendants in this litigation have engaged in negotiations that have led to an agreement in principle regarding the proposed settlement of this litigation. The terms of such proposed settlement are reflected in a memorandum of understanding which was signed after the filing of the Amended Complaint on September 19, 2005. The memorandum of understanding provides for the negotiation of a formal stipulation of settlement and, ultimately, court consideration of the proposed settlement based on the additional disclosures made in this supplement to the proxy statement, and other disclosures, and containing other customary terms, including, but not limited to, (1) a release of all defendants from all claims that were or could have been asserted in the action or otherwise arise out of or relate to the transaction contemplated by the Merger Agreement, and the contents of the proxy statement and related matters and (2) a denial of any wrongdoing or liability on the part of all defendants.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

Additional copies of this supplement, the original proxy statement, another proxy card, and other materials relating to the proposed merger, including information about voting procedures, may be obtained from the Information Agent for the transaction, D.F. King & Co., Inc., at 77 Water Street, New York, NY 10005, (212)269-5550 (call collect) or (800)431-9642 (toll free), and will be furnished at VTBC's expense.

VTBC has filed with the U.S. Securities and Exchange Commission ("SEC") amendments to the preliminary proxy statement on Schedule 14-A, the definitive proxy statement dated September 2, 2005, and the Schedule 13E-3 dated September 14, 2005, which include certain additional information relating to the merger. VTBC shareholders may read and copy these documents and any reports, statements or other information filed by VTBC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. VTBC's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: http://www.sec.gov.

September 20, 2005 THE VERMONT TEDDY BEAR CO., INC.